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                                                                    Exhibit 21.1

                                  Subsidiaries

                       1. Interliant of Texas, Inc.

                       2. B.N. Technology, Inc. dba ICOM.

                       3. Net Daemons Associates, Inc.

                       4. Digiweb, Inc.

                       5. Telephonetics, Inc.